CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


         We consent to the reference to our firm under the heading "Experts" and to the use of our report dated May 24, 1996, of Decor Group, Inc., modified as to Decor Group, Inc.'s ability to continue as a going concern, our report dated May 15, 1996, of Artisan House, Inc., in this Registration Statement and related Prospectus of Decor Group, Inc.

         On July 1, 1996, the firm of Mortenson and Associates, P.C. changed its name to Moore Stephens, P.C.



                                         MOORE STEPHENS, P.C.

                                         Certified Public Accountants



Cranford, New Jersey

October 31, 1996